EXHIBIT 10.5
RLJ LODGING TRUST
2021 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT
Cover Sheet
RLJ Lodging Trust, a Maryland real estate investment trust (the “Company”), hereby grants Performance Share Units (“PSUs”) relating to common shares of beneficial interests of the Company, par value $0.01 per share (the “Shares”), to the Grantee named below, the Shares subject thereto being subject to achieving the performance criteria and the vesting conditions set forth herein. Additional terms and conditions of the grant are set forth in this cover sheet and the attached Performance Share Unit Agreement (together, the “Agreement”) and in the Company’s 2021 Equity Incentive Plan (as it has been or may be amended from time to time, the “Plan”).
Name of Grantee:
Threshold Number of PSUs:
Target Number of PSUs:
Maximum Number of PSUs:
Grant Date:
Performance Period:
By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of the Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)
Name:
Title:	President & Chief Executive Officer

Attachments

This is not a share certificate or a negotiable instrument.

RLJ LODGING TRUST
2021 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT

PSUs
This Agreement evidences an award of Performance Share Units (the “PSUs”) entitling you to the number of Shares to be determined in accordance with the terms and conditions of this Agreement and the Plan.

The number of Shares, if any, that may be issued pursuant to the terms of this Agreement will be calculated based on the attainment, as determined by the Company’s Compensation Committee (the “Committee”), of the specified absolute and relative performance metrics (“Performance Metrics”) set forth in Exhibit A over the Performance Period set forth on the cover sheet of this Agreement, which number of Shares may be equal to all or a portion, including none, of the Maximum Number of PSUs set forth on the cover sheet of this Agreement.

Non-Transferability	Your PSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the PSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, the PSUs will immediately become forfeited.

Vesting
Except as otherwise provided below in “Termination of Service” or “Change in Control,” your PSUs will vest on the date the Committee certifies the achievement of the Performance Metrics following the close of the Performance Period (the “Certification Date”), and subject to your continued Service from the Grant Date through the end of the Performance Period, but only to the extent that the Performance Metrics have been achieved. Promptly following the completion of the Performance Period, the Committee will review and certify in writing (i) whether, and to what extent, the Performance Metrics for the Performance Period have been achieved and (ii) the number of PSUs that will vest. Such certification will be final, conclusive, and binding.
If the Committee’s certification of the Performance Metrics produces vesting in a fractional PSU, the number of PSUs that vest shall be rounded down to the next whole integer.
You will forfeit to the Company all of your unvested PSUs to the extent the specified Performance Metrics have not been achieved, as determined by the Committee, effective as of the Certification Date.

Termination of Service
Notwithstanding any provisions in your employment agreement or offer letter with the Company or its Affiliates (if any, the “Employment Agreement”) to the contrary, (i) in the event that your Service terminates after the Grant Date and prior to the end of the Performance Period (A) by the Company or its Affiliates without Cause or by you for Good Reason or (B) due to your death or Disability (as defined in the Plan, except as otherwise defined in your Employment Agreement) or (ii) in the event that your Service terminates eighteen (18) months or more after the Grant Date and prior to the end of the Performance Period (A) by the Company’s or its Affiliates’ providing written notice to terminate your Employment Agreement as of the end of the Initial or the Extension Term (as defined in your Employment Agreement) or (B) by you as a result of your Retirement (as defined in your Employment Agreement), you will vest in a portion of your PSUs based on actual achievement of the Performance Metrics as of the Certification Date (or as of immediately prior to an earlier Change in Control), multiplied by your total months of Service from the beginning of the Performance Period to the date your Service terminates divided by thirty six (36). Notwithstanding any provisions of your Employment Agreement which, if applied, would result in vesting, and except as provided below in this section in connection with a Change in Control, if your Service terminates prior to the end of the Performance Period, you will forfeit all PSUs that do not vest in accordance with the preceding sentence.

For purposes of this Agreement, “Good Reason” shall have the meaning set forth in you Employment Agreement, but if not defined therein, means (x) a material reduction in your annual base salary as of immediately prior to the Grant Date (or as the same may be increased from time to time) or a material reduction in your annual target bonus opportunity as of immediately prior to the Grant Date or (y) the relocation of your principal place of employment to a location more than thirty-five (35) miles from your principal place of employment as of the Grant Date or the Company’s requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations as of immediately prior to the Grant Date. To qualify as “Good Reason,” you must provide notice to the Company of any of the foregoing occurrences within ninety (90) days following the initial occurrence, the Company shall have thirty (30) days to remedy such occurrence, and if not remedied, you must resign within thirty (30) days following the end of such remedy period.

Change in Control
Upon the occurrence of a Change in Control prior to the end of the Performance Period, provided that you continue in Service as of immediately prior to such Change in Control, (i) if less than half of the Performance Period has lapsed as of such Change in Control, your PSUs will vest, as of immediately prior to but contingent on the occurrence of such Change in Control, based on deemed achievement of target level performance, and (ii) if at least half of the Performance Period has lapsed as of such Change in Control, your PSUs will vest, immediately prior to but contingent on the occurrence of such Change in Control, based on the greater of (A) deemed achievement of target level performance or (B) determination of actual performance as of a date reasonably proximal to the date of consummation of such Change in Control as determined by the Committee, in its sole discretion. Upon the occurrence of a Change in Control, you will forfeit all PSUs that do not vest in accordance with the preceding sentence.

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company may determine, in its discretion, which leaves count for this purpose, and when your Service terminates under the Plan in accordance with the provisions of the Plan.

Issuance of Shares
The Company will issue any Shares earned pursuant hereto in your name as of the date that you vest in the PSUs. Such delivery will be made as soon as practicable after the date on which your PSUs vest and, in any event, within thirty (30) days thereafter but not later than March 15th of the calendar year following the calendar year in which the Performance Period ends or an earlier Change in Control occurs.

Book Entry Restrictions	Any Shares issued hereunder may be issued in book entry form. In such event, the Company shall cause the transfer agent for the Shares to make a book entry record showing ownership for the Shares in your name subject to the terms and conditions of this Agreement. The Company shall issue or cause to be issued to you an account statement acknowledging your ownership of such Shares.

Shareholder Rights; Dividends
You, or your estate or heirs, do not have any of the rights of a shareholder of the Company (including, without limitation, the right to vote or receive dividends declared or paid on the Shares) with respect to the PSUs unless and until the PSUs vest and a certificate for such Shares relating to such vested PSUs has been issued or an appropriate book entry has been made.

Notwithstanding the foregoing, the Company grants you a Dividend Equivalent Right relating to each PSU which vests, if any, pursuant to this Agreement or the Plan. If the Company declares a cash dividend on the Company’s outstanding Shares during the Performance Period, you shall receive an amount of cash equal to the number of PSUs which vest pursuant to this Agreement, multiplied by the amount of the cash dividend per Share declared during the Performance Period, as if you had held a number of Shares equal to the number of PSUs which vest under this Agreement as of each dividend record date during the Performance Period. For purposes of the foregoing sentence only, if the PSUs are subject to accelerated vesting, the “Performance Period” shall be deemed to have ended as of the date of the event which serves as the basis for such accelerated vesting. This cash payment relating to your vested PSUs shall be made as soon as practicable after the date on which your PSUs vest and, in any event, within thirty (30) days thereafter but not later than March 15th of the calendar year following the calendar year in which the Performance Period ends or an earlier Change in Control occurs.

Withholding Taxes
In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the PSUs, the issuance of Shares with respect to the PSUs, or the Dividend Equivalent Rights under this Agreement, the Company or any Affiliate shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of Shares otherwise deliverable under this Agreement).

Recoupment
This Award is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy.
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Retention Rights	This Agreement does not give you the right to be retained by the Company or an Affiliate in any capacity. Unless otherwise specified in your Employment Agreement, the Company and any Affiliates reserve the right to terminate your Service at any time and for any reason.

Adjustments
In the event of any share dividend, share split, change in the corporate structure affecting the Shares, or any change in the corporate structure that is not a Change in Control, the number or kind of Shares covered by this Award shall be adjusted pursuant to the Plan.

Your PSUs shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement but not defined herein are defined in the Plan and have the meaning set forth in the Plan.

This Agreement (including the cover sheet and all attachments) and the Plan constitute the entire understanding between you and the Company regarding this grant of PSUs and any underlying Shares. Any prior agreements, commitments, or negotiations concerning this grant are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.
By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A
The grant of PSUs under this Agreement is intended to be exempt from, or to comply with, Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A.

To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company.

Notwithstanding any provision of the Plan or this Agreement to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan or this Agreement during the six (6)-month period immediately following your Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of your Separation from Service (or your death, if earlier).

For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Code Section 409A.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.

EXHIBIT A
PERFORMANCE METRICS
Performance Metrics. The PSUs have two separate performance measurements, with [●]% of the target award based solely on the Company’s Total Shareholder Return (the “Absolute TSR Component”) and [●]% of the target award measured by the Company’s Total Shareholder Return relative to [●] composite companies of the SNL US Hotel REIT Index (the “Relative TSR Component”).
1.Absolute TSR Component. The Absolute TSR Component, weighted at [●]%, will be a tiered structure under which this component is earned pursuant to the following performance levels:
•Minimum Level: [●]% of the award is earned at TSR equal to [●]%.
•Target Level: [●]% of the award is earned at TSR equal to [●]%.
•Maximum Level: [●]% of the award is earned at TSR equal to [●]%.
2.Relative TSR Component. The Relative TSR Component, weighted at [●]%, will be a tiered structure under which this component is earned pursuant to the following performance levels:
•Minimum Level: [●]% of the award will be earned for TSR equal to the [●] percentile of the Index Companies.
•Target Performance: [●]% of the award will be earned for TSR equal to the [●] percentile of the Index Companies.
•Maximum Performance: [●]% of the award will be earned for TSR equal to the [●] percentile of the Index Companies.
Earning percentage for performance between the minimum and target levels and the target and maximum levels will be calculated by linear interpolation. Performance below the minimum level results in zero percent of the component being earned, and performance above the maximum level does not increase the earning percentage for a component beyond [●]%.
Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

•“Average Price” means, with respect to the beginning of a Performance Period, the average of the Closing Share Price for the last five (5) trading days preceding the start of the Performance Period, and with respect to the end of a Performance Period, the
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average of the Closing Share Price for the last fifteen (15) trading days preceding the end of the Performance Period.

•“Closing Share Price” means, with respect to Shares, the closing sales price per share on the applicable date quoted on the NYSE, or if there are no sales on such date, for the last preceding date on which there were sales of Shares, as determined by the Committee. With respect to the stock of a company in the Peer Group, “Closing Share Price” means, (i) the closing sales price per share on the applicable date as quoted or reported on such national securities exchange or NASDAQ, or if there are no sales on such date, for the preceding date on which there were sales of stock, as determined by the Committee.

•“Peer Group” means the following [●] companies:

•“Total Shareholder Return,” or “TSR,” means the Average Price at the end of a Performance Period, minus the Average Price at the beginning of a Performance Period, plus any dividends paid during the Performance Period, all divided by the Average Price at the beginning of the Performance Period. If, during a Performance Period a Peer Group company (i) is acquired by or merged into another entity, and in either case is not the surviving entity following such merger or acquisition, or (ii) ceases to be a publicly-traded REIT as the result of a transaction to go private, the Peer Group company’s TSR shall be determined as of the date of such merger, acquisition, or privatization transaction. Appropriate adjustments shall be made for any stock splits, reverse stock splits, or similar events. If, during the Performance Period, a Peer Group company declares bankruptcy or is delisted from the securities exchange on which it is traded, such Peer Group company’s TSR shall be set at -100%.
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